                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a

                               DEXTER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO
                                      LOGO
Dexter Corporation  -- One Elm Street  -- Windsor Locks, CT 06096-2334  -- Tel:
                                  860.292.7675

                            NOTICE OF ANNUAL MEETING

                                                                   March 9, 1999

     The annual meeting of the shareholders of Dexter Corporation (the "Company") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on Thursday, April 22, 1999 at 10:00 A.M., local time, for the following purposes:

     (1) To elect directors;

     (2) To consider and act upon a proposal to approve the 1999 Long Term Incentive Plan;

     (3) To ratify the selection by the Company's Board of Directors of the firm of PricewaterhouseCoopers LLP as auditor of the Company for the year 1999; and

     (4) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 26, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the addressed envelope which requires no postage. If you wish, you may withdraw your proxy at any time prior to the voting.

                                      LOGO
                                      LOGO
Dexter Corporation  -- One Elm Street  -- Windsor Locks, CT 06096-2334  -- Tel:
                                  860.292.7675

                                                                   March 9, 1999

                                PROXY STATEMENT

     This proxy statement is furnished to the shareholders of Dexter Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Thursday, April 22, 1999. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This proxy statement and the accompanying proxy were first mailed to shareholders on March 9, 1999.

     A person giving the accompanying proxy has the power to revoke it at any time before the voting.

     The Company will bear the costs of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy materials to the beneficial owners of the Common Stock of the Company. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, New York, NY 10001, to assist in soliciting proxies, for which services the Company will pay a fee of $4,500, plus handling, postage and out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by employees of the Company personally or by telephone or telegram. An additional fee will be paid to ChaseMellon Shareholder Services if it is engaged to solicit proxies by telephone.

                               VOTING SECURITIES

     The only outstanding voting securities of the Company are the shares of its Common Stock, $1 par value, 23,269,731 of which were outstanding as of February 26, 1999, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote.

                                SHARE OWNERSHIP

     The following table sets forth information, as of December 31, 1998, with respect to the beneficial ownership of shares of the Common Stock of the Company by (1) certain major shareholders of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission, under which a person may be deemed to be the beneficial owner of shares of such Common Stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                            SHARES OF      PERCENTAGE OF
                                                           COMMON STOCK        COMMON
                                                           BENEFICIALLY        STOCK
SHAREHOLDERS                                                 OWNED(1)      OUTSTANDING(1)
------------                                               ------------    --------------
FMR Corp., 82 Devonshire Street, Boston, Massachusetts
  02109 (Fidelity Managed Funds).........................   2,290,600            9.8(2)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street,
  Windsor Locks, Connecticut 06096.......................   1,300,000            5.6(3)
Directors, Nominees and Executive Officers:
K. Grahame Walker........................................     196,675              *
Kathleen Burdett.........................................      49,522              *
Jeffrey W. McClelland....................................      18,721              *
R. Barry Gettins.........................................      54,036              *
David G. Gordon..........................................      26,500              *
Charles H. Curl..........................................       3,143              *
Henrietta Holsman Fore...................................       3,690              *
Bernard M. Fox...........................................       3,928              *
Robert M. Furek..........................................       3,536              *
Martha Clark Goss........................................       3,625              *
Edgar G. Hotard..........................................       2,211              *
Peter G. Kelly...........................................       6,036              *
Jean-Francois Saglio.....................................       2,541              *
George M. Whitesides.....................................       3,743              *
All Directors, Nominees and Executive Officers as a Group
  (22 persons)...........................................     568,872            2.4

---------------
(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under the Company's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994 Long Term Incentive Plan (the "1994 Plan") as more fully described on pages 10-11 of this proxy statement:
    K. Grahame Walker -- 44,334; Kathleen Burdett -- 19,142; Jeffrey W. McClelland -- 6,236; R. Barry Gettins -- 11,584; David G. Gordon -- 10,000; and "All Directors, Nominees and Executive Officers as a Group" -- 168,310. Shares of restricted stock issued pursuant to the 1994 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of Common Stock of less than 1% are indicated by an asterisk.

(2) Share holdings as of December 31, 1998, as reported on the Schedule 13G most recently filed by such shareholder.

(3) Of the 1,300,000 shares shown in the table as owned by Mary K. Coffin, 1,000,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K. Coffin through a living trust.

                           (1) ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the Bylaws, the Board of Directors has determined that effective on the date of the 1999 annual meeting, the Company shall have ten directorships, four in the class whose term will expire in 2002, three in the class whose term will expire in 2001, and three in the class whose term will expire in 2000. At the 1999 annual meeting, four directors are to be elected, all of whom shall constitute the class whose term will expire in 2002. It is intended that the shares represented by the accompanying proxy will be voted for the election of Henrietta Holsman Fore, Bernard M. Fox, K. Grahame Walker and George M. Whitesides, whose terms will expire in 2002.

     If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his or her stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a majority of the shares represented in person or by proxy at the meeting. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose. The following information relates to the nominees listed above and to the other directors of the Company.

                                    NOMINEES


        [Photo of H.H. Fore]           HENRIETTA HOLSMAN FORE                       Director since 1996
                                       Mrs. Fore, age 50, has been chairman and chief executive
                                       officer of Holsman International (investment and
                                       management company) and chairman and president of
                                       Stockton Products, formerly Stockton Wire Products
                                       (manufacturer of wire and steel building materials and
                                       additives) since prior to 1994. She is a director of HSB
                                       Group, Inc. (equipment insurance and engineering
                                       services).
                                       Mrs. Fore is on the Compensation & Organization
                                       Committee.
                                       BERNARD M. FOX                                Director since 1990
         [Photo of B.M. Fox]           Mr. Fox, age 56, has been an independent consultant to
                                       corporations and clients on strategic, energy and
                                       marketing issues since September 1997. Mr. Fox had been
                                       president and chief executive officer of Northeast
                                       Utilities (public utility holding company) since prior
                                       to 1994 and had been chairman since August 1995, until
                                       his retirement in September 1997. Mr. Fox is on the
                                       Advisory Board of Cheng Power Systems, Inc. (advanced
                                       electrical generation technology).
                                       Mr. Fox is Chairman of the Audit Committee and is on the
                                       Compensation & Organization Committee.


                                       K. GRAHAME WALKER                            Director since 1989
    [Photo of K. Grahame Walker]       Mr. Walker, age 61, has been chairman, president and
                                       chief executive officer of the Company since prior to
                                       1994. He is a chairman of the board of directors of Life
                                       Technologies, Inc. (life science/ biotechnology
                                       products), an affiliate of the Company.

      [Photo of Dr. Whitesides]        GEORGE M. WHITESIDES                         Director since 1985
                                       Dr. Whitesides, age 59, has been a professor of
                                       chemistry at Harvard University since prior to 1994. Dr.
                                       Whitesides is a director of Advanced Magnetics, Inc.
                                       (medical diagnostic products), Hyperion Catalysis, Inc.
                                       (medical products), Geltex, Inc. (physical research) and
                                       a director of Life Technologies, Inc. (life
                                       science/biotechnology products), an affiliate of the
                                       Company.
                                       Dr. Whitesides is Chairman of the Environmental & Safety
                                       Committee and is on the Audit Committee.
       Term Expiring in 2001:

         [Photo of R. Furek]           ROBERT M. FUREK                               Director since 1990
                                       Mr. Furek, age 56, has been chairman of the State Board
                                       of Trustees for the Hartford, Connecticut public school
                                       system since June 1997. Mr. Furek is also a partner in
                                       Resolute Partners, a private equity investment firm. Mr.
                                       Furek served as president and chief executive officer of
                                       Heublein Inc. (wine and spirits producer) from prior to
                                       1994 until his retirement in December 1996. Mr. Furek is
                                       a director of Massachusetts Mutual Life Insurance
                                       Company.
                                       Mr. Furek is Chairman of the Compensation & Organization
                                       Committee and is on the Audit Committee.
                                       MARTHA CLARK GOSS                            Director since 1992
    [Photo of Martha Clark Goss]       Mrs. Goss, age 49, has been vice president and chief
                                       financial officer of Booz, Allen & Hamilton Inc. since
                                       July 1995. From prior to 1994 to July 1995, Mrs. Goss
                                       was a senior vice president of The Prudential Insurance
                                       Company of America. From August 1994 to July 1995, Mrs.
                                       Goss was the enterprise control officer of The
                                       Prudential Insurance Company of America; and from prior
                                       to 1994 to August 1994, she was the president of
                                       Prudential Asset Management Company, a subsidiary of The
                                       Prudential Insurance Company of America. Mrs. Goss is a
                                       director of Foster Wheeler Corporation (engineering,
                                       construction and manufacturing).
                                       Mrs. Goss is on the Compensation & Organization
                                       Committee and the Audit Committee.


                                       EDGAR G. HOTARD                               Director since 1996
        [Photo of E. Hotard]           Mr. Hotard, age 55, retired as president and chief
                                       operating officer of Praxair, Inc. (industrial gases
                                       supplier) on December 31, 1998. Mr. Hotard had been
                                       chief operating officer of Praxair since December 1997,
                                       and had been president of Praxair, Inc. since prior to
                                       1994. Mr. Hotard is a director of Aquarion Company
                                       (holding company for regulated utility and non-utility
                                       businesses) and Iwatani Industrial Gases Corp.
                                       (industrial gases supplier in Japan).
                                       Mr. Hotard is on the Compensation & Organization
                                       Committee and the Environmental & Safety Committee.
                                        OTHER DIRECTORS
       Term Expiring in 2000:

                                       CHARLES H. CURL                                Director since 1992
         [Photo of C. Curl]            Mr. Curl, age 50, has been president of Curl &
                                       Associates (independent management consulting firm)
                                       since prior to 1994.
                                       Mr. Curl is on the Environmental & Safety Committee.

                                       PETER G. KELLY                                  Director since 1994
        [Photo of P. Kelley]           Mr. Kelly, age 61, has been chairman of Updike, Kelly &
                                       Spellacy, P.C., a Hartford, Connecticut-based law firm,
                                       since prior to 1994. Mr. Kelly has been chairman of
                                       Meridian Worldwide LLC (public affairs firm) and
                                       Meridian Americas LLC (public affairs firm) since 1998.
                                       Since 1997, Mr. Kelly has been chairman of the
                                       professional advisory council of C.I.S. Strategies, Ltd.
                                       (division of PBN Corporation) and since 1999 has been
                                       chairman of PBN Corporation (public relations firm).
                                       From prior to 1994 to 1996 Mr. Kelly was chairman of
                                       Black, Manafort, Stone & Kelly, a subsidiary of
                                       Burson-Marsteller (worldwide public relations firm). Mr.
                                       Kelly was also the managing director of Black, Kelly,
                                       Scruggs & Healy, a subsidiary of Burson-Marsteller, from
                                       1996 to 1997. Mr. Kelly is a director of Phillips Screw
                                       Corp. (manufacturer and licensor) and a director of Life
                                       Technologies, Inc. (life science/ biotechnology
                                       products), an affiliate of the Company.
                                       Mr. Kelly is on the Audit Committee and the
                                       Environmental & Safety Committee.


                                       JEAN-FRANCOIS SAGLIO                           Director
       [Photo of J.F. Saglio]          since 1991
                                       Mr. Saglio, age 62, has been president of ERSO (a
                                       consulting company in France) since 1994. From prior to
                                       1994 to 1995, he was senior vice president of CEA
                                       Industrie (industrial and financial holding company of
                                       the French Atomic Energy Commission). Mr. Saglio is a
                                       former member of the cabinet of M. Pompidou, President
                                       of France, and also served as director of the French
                                       Administration of Environment Protection. Mr. Saglio is
                                       a director of EEM (a French investment fund).
                                       Mr. Saglio is on the Environmental & Safety Committee.

     The Board of Directors had twelve meetings in 1998, and six meetings have been scheduled for 1999. The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee and an Environmental & Safety Committee.

     The Compensation & Organization Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard. This Committee monitors the Company's compensation policy, with particular emphasis on officer remuneration matters. It also serves as a nominating committee for the Board of Directors, oversees organizational matters for the Company and the Board of Directors, and administers the granting of restricted stock under the 1994 Plan and the granting of stock options under the Company's stock option plans. Five meetings of the Compensation & Organization Committee were held in 1998, and five meetings have been scheduled for 1999.

     The Audit Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries: Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, and George M. Whitesides. The Audit Committee's meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Audit Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies, internal controls and the quality of accounting and published financial statements. Three meetings of the Audit Committee were held in 1998, and three meetings have been scheduled for 1999.

     The Environmental & Safety Committee is composed of the following five members: George M. Whitesides, Chairman, Charles H. Curl, Edgar G. Hotard, Peter
G. Kelly, and Jean-Francois Saglio. The Environmental & Safety Committee monitors and evaluates the Company's environmental and safety policies and practices and makes recommendations in respect thereof to the Board of Directors. Three meetings of the Environmental & Safety Committee were held in 1998, and three meetings have been scheduled for 1999.

     During 1998, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors.

COMPENSATION OF DIRECTORS

     In 1998, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1998, the annual retainers for serving on the Board of Directors of the Company and for serving as Chairman of a permanent committee were $20,000 and $4,000, respectively. Under the 1996 Non-Employee Directors' Stock Plan, as amended, each director receives 50% of his or her annual retainer in the form of Common Stock and may also elect to receive all or a portion of the remainder of his or her retainer in the form of Common Stock.

     Pursuant to the 1994 Stock Plan for Outside Directors, on December 31, 1998, each outside director was granted 200 shares of the Company's Common Stock. As of December 31, 1998, the value of 200 shares of the Company's Common Stock was $6,105.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and changes in beneficial ownership of the Common Stock and other equity securities of the Company. The Company believes that, during 1998, its directors, executive officers and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements with one exception. Peter G. Kelly, a director of the Company, had one late report covering a single transaction.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                            --------------------------
                                       ANNUAL COMPENSATION                            AWARDS
                         ------------------------------------------------   --------------------------
NAME AND                                                  OTHER ANNUAL(2)   RESTRICTED STOCK   OPTIONS       ALL OTHER
PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)     AWARDS($)(3)       (#)     COMPENSATION($)(4)
------------------       ----   ------------   --------   ---------------   ----------------   -------   ------------------
K. Grahame Walker......  1998     660,000      164,835          9,239           384,100        64,000         130,894
  Chairman, President
    and Chief Executive  1997     615,563      461,670          9,025           373,438        55,000         168,321
    Officer              1996     576,250      429,190          8,398           340,625             0         156,464
Kathleen Burdett.......  1998     261,250       57,420            692           183,700        16,000          46,535
  Vice President and     1997     247,000      156,730            789           164,313        10,000          63,057
  Chief Financial
  Officer                1996     237,000      146,260            742           136,250             0          46,179
Jeffrey W.
  McClelland(5)........  1998     192,000      117,100              0            66,800        10,000           8,373
  Vice President and     1997     181,500      110,900              0            59,750         5,000           9,463
  President, Adhesive    1996     173,500       50,900              0            40,875             0          13,929
  & Coating Systems
R. Barry Gettins.......  1998     233,250       38,450          2,812            83,500         5,000          42,129
  Senior Vice President, 1997     226,375      122,380          3,320            74,688         5,000          46,121
  Operations and         1996     217,250      109,418          2,006           122,625             0          41,799
  Technology Development

David G. Gordon(6).....  1998     223,750       39,774            580           125,250        15,000          30,739
  Vice President and     1997     211,000       83,084         44,271           119,500        10,000          45,760
  President              1996     208,903      100,177        105,574            81,750        18,000          21,493
  Nonwoven Materials

---------------
(1) The salaries reported above for Mr. Walker and Ms. Burdett include payments received by them from Life Technologies, Inc. ("LTI") as directors' fees. The amounts of these payments were as follows: K. Grahame Walker -- $4,000 in 1996 and Kathleen Burdett -- $4,500 in 1996. In April 1996, at their request, Mr. Walker and Ms. Burdett discontinued receiving directors' fees from LTI.

(2) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officers' behalf. For David G. Gordon, the other annual compensation reported above also includes relocation expenses of $43,356 in 1997 and $105,224 in 1996.

(3) The restricted stock awards reported above, which were made pursuant to the 1994 Plan in 1998, show the dollar value of such awards on the date of grant. As of December 31, 1998, the aggregate number and value of restricted shares held by the named executive officers are as follows: K. Grahame Walker -- 44,334 shares, $1,393,750; Kathleen Burdett -- 19,142 shares, $601,777; Jeffrey W. McClelland -- 6,236 shares, $196,044; R. Barry
    Gettins -- 11,584 shares, $364,172; and David G. Gordon -- 10,000 shares, $314,375. Unless and until the restricted shares are forfeited, dividends will be paid on such shares. Additional information regarding the restricted shares issued to the named executive officers is set forth on pages 10-11 of this proxy statement.

(4) The other compensation reported above is composed of five principal components: (a) the contribution payable under the Dexter ESPRIT Plan, (b) the benefit payable under the Amended and Restated Retirement Equalization Plan, (c) term life insurance premiums (d) the contribution payable under the Dexter 401(k) Savings Plan and (e) payment for unused vacation. The respective amounts for each of the named executive officers are as follows:
    K. Grahame Walker -- $19,764, $99,725, $11,405, $0 and $0; Kathleen
    Burdett -- $19,613, $26,107, $815, $0 and $0; Jeffrey W. McClelland -- $0,
    $0, $2,669, $5,000 and $704; R. Barry Gettins -- $19,684, $18,974, $3,471,
    $0 and $0; and David G. Gordon -- $19,666, $9,945, $1,128, $0 and $0.

(5) Jeffrey W. McClelland became an executive officer of the Company in April 1998.

(6) The annual compensation reported above for David G. Gordon in 1996 includes amounts paid to Mr. Gordon for services rendered by him to D&S Plastics International, a former affiliate of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES OF
                                       NUMBER OF                                                 STOCK PRICE APPRECIATION
                                       SECURITIES     % OF TOTAL                                      FOR OPTION TERM
                                       UNDERLYING   OPTIONS GRANTED   EXERCISE                  ---------------------------
                                        OPTIONS      TO EMPLOYEES       PRICE     EXPIRATION        5%             10%
NAME                                   GRANTED(#)   IN FISCAL YEAR    ($/SHARE)      DATE         ($)(A)         ($)(a)
----                                   ----------   ---------------   ---------   -----------   -----------   -------------
K. Grahame Walker....................    21,333           7.4%        $41.4063    May 1, 2004    $300,413      $  681,536
                                         21,333           7.4%        $41.4063    May 1, 2005    $359,600      $  838,021
                                         21,334           7.4%        $41.4063    May 1, 2006    $421,766      $1,010,203
Kathleen Burdett.....................     5,333           1.9%        $41.4063    May 1, 2004    $ 75,100      $  170,376
                                          5,333           1.9%        $41.4063    May 1, 2005    $ 89,896      $  209,496
                                          5,334           1.9%        $41.4063    May 1, 2006    $105,451      $  252,574
Jeffrey W. McClelland................     3,333           1.2%        $41.4063    May 1, 2004    $ 46,936      $  106,481
                                          3,333           1.2%        $41.4063    May 1, 2005    $ 56,183      $  130,930
                                          3,334           1.2%        $41.4063    May 1, 2006    $ 65,912      $  157,871
R. Barry Gettins.....................     1,666           0.6%        $41.4063    May 1, 2004    $ 23,461      $   53,225
                                          1,667           0.6%        $41.4063    May 1, 2005    $ 28,100      $   65,485
                                          1,667           0.6%        $41.4063    May 1, 2006    $ 32,956      $   78,935
David G. Gordon......................     5,000           1.7%        $41.4063    May 1, 2004    $ 70,411      $  159,737
                                          5,000           1.7%        $41.4063    May 1. 2005    $ 84,283      $  196,414
                                          5,000           1.7%        $41.4063    May 1, 2006    $ 98,848      $  236,759

---------------
(a) The five percent and ten percent rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's Common Stock.

     The option grants described in the foregoing table were made pursuant to the 1994 Plan. On May 1, 1998, three grants of stock options were made to each of the above-named executive officers. The first grant will vest on May 1, 1999, the second grant will vest on May 1, 2000, and the third grant will vest on May 1, 2001. All grants become exercisable without regard to any performance-based conditions upon vesting. All options expire five years after vesting. The exercise price for all options granted in 1998 under the 1994 Plan is the fair market value per share of the Company's Common Stock on the date of grant and is not subject to change. The 1994 Plan permits the grant of stock appreciation rights in tandem with options or as freestanding awards.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF              VALUE OF
                                                              SECURITIES UNDERLYING      UNEXERCISED
                                                                   UNEXERCISED           IN-THE-MONEY
                                                                OPTIONS AND SARS       OPTIONS AND SARS
                                                                  AT FY-END(#)         at FY-End($)(a)
                                     SHARES                   ---------------------    ----------------
                                   ACQUIRED ON     VALUE          EXERCISABLE/           EXERCISABLE/
NAME                               EXERCISE(#)    REALIZED        UNEXERCISABLE         UNEXERCISABLE
----                               -----------    --------    ---------------------    ----------------
K. Grahame Walker................    21,667       $411,987       83,500/100,667        $475,471/$55,001
Kathleen Burdett.................     3,000       $ 55,358       14,667/ 22,667        $ 83,754/$10,001
Jeffrey W. McClelland............     3,500       $ 64,719        8,666/ 13,334        $ 49,812/$ 5,001
R. Barry Gettins.................     6,000       $114,500       24,666/  8,334        $155,812/$ 5,001
David G. Gordon..................       833       $ 16,629       15,667/ 27,667        $ 66,027/$38,876

---------------
(a) The value of unexercised options was determined using the closing price of the Company's Common Stock as of December 31, 1998.

LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The table set forth below discloses certain information concerning the grant of restricted shares of the Company's Common Stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the 1994 Plan.

             LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                 PERFORMANCE             ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF        OR OTHER                 NON-STOCK PRICE-BASED PLANS
                               SHARES, UNITS    PERIOD UNTIL     -----------------------------------------------
                                 OR OTHER       MATURATION OR    THRESHOLD(B)       TARGET(C)       Maximum(c)
NAME                              RIGHTS          PAYOUT(A)      (# OF SHARES)    (# OF SHARES)    (# OF SHARES)
----                           -------------    -------------    -------------    -------------    -------------
K. Grahame Walker............      4,600         May 1, 2001         1,150            4,600            4,600
                                   4,600         May 1, 2004         1,150            4,600            4,600
Kathleen Burdett.............      2,200         May 1, 2001           550            2,200            2,200
                                   2,200         May 1, 2004           550            2,200            2,200
Jeffrey W. McClelland........        800         May 1, 2001           200              800              800
                                     800         May 1, 2004           200              800              800
R. Barry Gettins.............      1,000         May 1, 2001           250            1,000            1,000
                                   1,000         May 1, 2004           250            1,000            1,000
David G. Gordon..............      1,500         May 1, 2001           375            1,500            1,500
                                   1,500         May 1, 2004           375            1,500            1,500

---------------
(a) The restricted shares reported in this table were granted to the named executive officers on May 1, 1998, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1998 and ending on December 31, 2000 ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets. Accordingly, the "Maximum" amount is the same as the "Target" amount.

PENSION PLANS

     The Company maintains the Dexter Pension Plan for the employees of certain business units. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii) .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age
65) is reduced or increased, respectively, if the participant elects an early or postponed retirement. Mr. Walker, while employed by a business unit of the Company, participated in the pension plan and Mr. McClelland, as an employee of a business unit of the Company, participates in the pension plan. The estimated annual benefit payable under the pension plan to Mr. Walker and Mr. McClelland upon normal retirement is $47,018 and $75,072, respectively. Ms. Burdett, Mr. Gettins and Mr. Gordon are not participants in the Company's pension plan.

     The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

     The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.

  AVERAGE                        YEARS OF SERVICE
   FINAL       ----------------------------------------------------
COMPENSATION      15         20         25         30         35
------------   --------   --------   --------   --------   --------
 125,000       $ 51,563   $ 68,750   $ 68,750   $ 68,750   $ 68,750
 150,000         61,875     82,500     82,500     82,500     82,500
 175,000         72,188     96,250     96,250     96,250     96,250
 200,000         82,500    110,000    110,000    110,000    110,000
 225,000         92,813    123,750    123,750    123,750    123,750
 250,000        103,125    137,500    137,500    137,500    137,500
 300,000        123,750    165,000    165,000    165,000    165,000
 350,000        144,375    192,500    192,500    192,500    192,500
 400,000        165,000    220,000    220,000    220,000    220,000
 450,000        185,625    247,500    247,500    247,500    247,500
 500,000        206,250    275,000    275,000    275,000    275,000

     The number of credited years of service as of December 31, 1998 is 33 for
K. Grahame Walker, 17 for Kathleen Burdett, 20 for Jeffrey W. McClelland, 25 for
R. Barry Gettins, and 23 for David G. Gordon.

SEVERANCE AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control, provide for certain benefits in the following circumstances: (i) involuntary termination of the individual's employment within 395 days of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause;
(ii) resignation within 395 days of the change of control for good reason; and
(iii) resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period. In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (100% in the case of Jeffrey W. McClelland and David G. Gordon and 200% in the case of the other executive officers named in the Summary Compensation Table) of
(i) the employee's base salary at the time of termination or resignation, and
(ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (one year in the case of Jeffrey W. McClelland and David G. Gordon and two years in the case of the other executive officers named in the Summary Compensation Table) provided by the Company on the date of the change in control, and the employee will be credited with a certain number of additional years of service (one in the case of Jeffrey W. McClelland and David G. Gordon and two in the case of the other executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" generally means: (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or sells or otherwise transfers substantially all of its assets to another corporation or other legal person, and as a result of such merger, consolidation, reorganization, sale or transfer of assets less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction; (ii) a person acquires beneficial ownership of 19% or more of the Company's Common Stock; (iii) a contract or transaction is entered into which will result in a change of control within two years; or (iv) the Company's Board of Directors changes within a two year period such that the directors at the beginning of such two year period do not constitute a majority of the directors at the end of such two year period.

                REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee is composed exclusively of outside directors. There are presently five members:
Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard.

OVERALL POLICY

     The Company's executive compensation program is designed to be linked to corporate performance and return to shareholders. Of particular importance to the Company is its ability to grow and enhance its competitiveness into the next century. Shorter term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 19 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the median paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both company performance and individual performance, will have an impact on individual compensation amounts.

     The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

     The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

     The key elements of the Company's executive compensation program in 1998 consisted of base salary, annual incentive compensation and long term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance benefits, insurance and other benefits, as well as the programs described below.

BASE SALARIES

     Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

     In establishing the CEO's base salary, the Compensation Committee took into account the salaries of chief executive officers at companies within the Compensation Peer Group and the strong earnings growth of the Company during 1997, which was the direct result of the CEO's leadership in simplifying the Company's structure and focusing on its competitive strengths and global opportunities. Based upon this evaluation, the Compensation Committee established a base salary of $670,000 for the period commencing April 1, 1998 and ending March 31, 1999, an increase of 6.35% over the $630,000 base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers of the Company (other than the CEO) participate in the Company's Executive Incentive Compensation Plan, and the CEO participates in the Company's Senior Management Executive Incentive Plan, which was designed to conform with the requirements of Internal Revenue Code Section 162(m) and approved by the Company's shareholders in 1996 (These plans are collectively referred to herein as the "EIC Plans".) The EIC Plans are designed to compensate executives for performance that increases shareholder value over time, and are reviewed annually by the Compensation Committee.

     Each of the EIC Plans has two performance components: (1) corporate and/or business unit financial performance and (2) an assessment of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1998, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was earnings per share. The financial measures used in 1998 for individual businesses, on the other hand, included several from a variety of factors, such as sales growth, growth in operating earnings, and return on investment. These factors were weighted differently for each business to reflect the corporate management's assessment of those issues that were in need of emphasis, all in accordance with the Company's strategic plan.

     The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1998 of 60% of their base salaries in the event that financial performance targets were fully achieved. Such payouts were subject to further adjustment, up or down, based upon management's assessment of individual performance. Because not all of the Company's business units achieved the financial measures necessary for a full payout, the actual payout amounts for these individuals ranged from 16.5% to 61% of their base salaries. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

     The CEO was eligible to receive an incentive compensation payout in 1998 equal to 75% of his base salary, which is the same as last year. There was no reduction or increase in the CEO's incentive compensation payout based on an assessment of the CEO's individual performance. Because earnings per share did not meet the targeted amount established by the Compensation Committee for 1998, a target that, in the opinion of the Compensation Committee, was aggressive and required significant efforts on the part of the CEO, the CEO's actual payout was approximately 25% of his base salary, or $164,835. This represents a decrease from the $461,670 of incentive compensation paid to the CEO in 1997.

     It should be emphasized that the Company's EIC Plans are pay-for-performance plans and, as a result, payments under such plans vary from year to year depending upon the Company's financial performance. In years in which performance targets have been met, such as in 1996 and 1997, there has been a full payout of incentive compensation to the CEO. In years in which the targets have not been met, on the other hand, such payouts have been reduced.

     Because the purpose of the EIC Plans is to reward performance that increases shareholder value over time, the Compensation Committee requires that the overall corporate return to shareholders, apart from unusual items, exceeds the cost of capital for the Company as a whole before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to corporate and business unit employees.

STOCK OPTIONS

     The third component of executive compensation is the Company's stock option program, pursuant to which the Company has granted to executive officers and other senior management options to purchase shares of its Common Stock. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, vest over three years and expire five years from the date of vesting.

     A total of 185,000 options were granted to executive officers and other senior management in 1998 under the 1994 Plan, 64,000 of which were granted to the CEO and 46,000 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of stock options granted in 1998 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

RESTRICTED STOCK AWARDS

     The final component of executive compensation is restricted stock, which the Company granted in 1998 to executive officers and other senior management under the 1994 Plan.

     A total of 41,500 shares of restricted stock were granted to executive officers and other senior management in 1998, 9,200 of which were granted to the CEO and 11,000 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in

1998 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

     Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1998 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1998 and ending on December 31, 2000 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1998 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

     In 1995, the Compensation Committee established guidelines for ownership of Dexter Common Stock by executive officers. Under these guidelines, each executive officer is expected to own, within three years of becoming an executive officer, Dexter Common Stock with a value of between two to four times his or her base salary, depending upon the individual's position with the Company. As of December 31, 1998, these ownership guidelines have been met.

DEDUCTIBILITY OF COMPENSATION

     Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1998 to the four most highly compensated executive officers (other than the CEO) will be fully deductible. The CEO's compensation in 1998 exceeded the $1 million limit by $108,711. This was due primarily to the fact that additional income was realized by the CEO in the first half of 1998 as a result of a significant increase for which provision had not been made in the value of restricted stock granted to the CEO in 1995. The Company is proposing a new long term incentive plan for approval by the shareholders of the Company, as more fully described on pages 16-20 of this proxy statement. The new plan will, among other things, allow the Company to issue restricted stock and other stock-related awards that satisfy the requirements of Section 162(m). The Company believes that the new plan, if approved by the shareholders, together with procedures already in place, will assure that the compensation paid to executive officers of the Company (including the CEO) will be fully deductible in the future.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

                                          COMPENSATION & ORGANIZATION COMMITTEE

                                          Robert M. Furek, Chairman
                                          Henrietta Holsman Fore
                                          Bernard M. Fox
                                          Martha Clark Goss
                                          Edgar G. Hotard

PERFORMANCE GRAPH

     The following graph shows how an initial investment of $100 in the Company's Common Stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1993 and ending December 31, 1998. The graph reflects reinvestment of all dividends.

     NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's Common Stock.

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL SHAREHOLDER RETURN

             (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1993)

                                                                                                         S&P SPECIALTY CHEMICALS
                                                   IDEXTER CORPORATION            S&P 500 INDEX                   INDEX
                                                   -------------------            -------------          -----------------------
 1993                                                   $100.00                     $100.00                     $100.00
 1994                                                   $ 96.11                     $101.32                     $ 87.30
 1995                                                   $108.35                     $139.40                     $114.75
 1996                                                   $150.61                     $171.40                     $117.69
 1997                                                   $209.63                     $228.59                     $145.74
 1998                                                   $157.68                     $293.91                     $124.11

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar
G. Hotard. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 1998, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the Securities and Exchange Commission.

                 (2) APPROVAL OF 1999 LONG TERM INCENTIVE PLAN

     The purpose of the 1999 Long Term Incentive Plan (the "1999 Plan") is to enable the Company to offer stock-based and other incentive compensation opportunities to designated key employees of the Company and of its affiliates in order to promote the Company's long-term financial success and enhance shareholder value.

     Internal Revenue Code Section 162(m) and the regulations thereunder ("Section 162(m)") limit the amount of compensation a corporation may deduct as a business expense. That limit, which applies to the chief executive officer and the other four most highly compensated executive officers, is $1 million per individual, per year. This limitation, however, does not apply to performance-based compensation that meets the requirements of Section 162(m). The 1999 Plan has been designed to allow the Company to issue stock and stock-related awards that will meet Section 162(m) requirements.

     The full text of the 1999 Plan recommended by the Board of Directors is attached to this proxy statement as Exhibit A. The essential features of the 1999 Plan are outlined below, but such outline is qualified in its entirety by reference to the full text of the 1999 Plan.

TYPES OF AWARDS

     The 1999 Plan would permit the granting of any or all of the following types of awards: (1) stock options, including incentive stock options ("ISOs");
(2) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; (3) restricted stock; (4) performance awards; (5) incentive shares; (6) dividend equivalent rights ("DERs"), in tandem with other awards or freestanding; and (7) other awards based on, payable in, or related to Common Stock of the Company.

ELIGIBILITY FOR PARTICIPATION

     In addition to employee directors and officers, all key employees of the Company or of any affiliate of the Company will be eligible for selection for participation under the 1999 Plan. The selection of participants from among eligible employees will be entirely within the discretion of the Compensation Committee or another committee designated by the Company's Board (the "Plan Committee"), which shall be composed entirely of outside directors.

ADMINISTRATION AND AMENDMENT OF THE PLAN

     The 1999 Plan will be administered by the Plan Committee, which will have the authority to grant and fix the terms of any awards made under the 1999 Plan, to interpret its provisions, and to promulgate, amend, and rescind rules and regulations for its administration. The Plan Committee may delegate to the Chief Executive Officer and/or other senior officers of the Company its duties under the 1999 Plan; provided, however, that only the Plan Committee may grant awards or make determinations regarding grants to executive officers.

     The Board of Directors is authorized to amend or terminate the 1999 Plan, except that further shareholder approval is required for amendments that would decrease the minimum exercise price of an option or SAR, increase the number of shares that may be granted, or as otherwise necessary under applicable securities, tax, or other laws. Under applicable federal securities law as currently in effect, shareholder approval would generally be required for any amendment that would materially increase the benefits accruing to reporting persons under the 1999 Plan.

TERM OF THE PLAN

     The 1999 Plan will become effective on the date shareholder approval is obtained and will terminate on February 25, 2009, after which time no additional grants may be made thereunder.

SHARES SUBJECT TO THE PLAN

     Subject to certain exceptions set forth in the 1999 Plan for stock splits, stock dividends and other changes in the capitalization that are determined to be dilutive to outstanding awards under the 1999 Plan, (a) the aggregate number of shares of the Common Stock of the Company that may be effectively issued under the 1999 Plan shall not exceed the sum of (i) 1,500,000 shares plus (ii) the number of shares available for new awards under the 1994 Plan; and (b) the aggregate number of shares of the Common Stock of the Company that may be effectively granted under the 1999 Plan to any eligible employee in any given year shall not exceed 150,000. In the event that any award expires, lapses or terminates without issuance of unrestricted shares, the shares allocable to such award shall again be available for issuance under the 1999 Plan. The number of shares issued under the 1999 Plan will be determined net of any previously-owned shares tendered by the holder of a 1999 Plan award in payment of the exercise price or withholding taxes and net of any shares withheld for the payment of the exercise price or withholding taxes.

STOCK OPTIONS

     Stock options granted under the 1999 Plan will be subject to the terms and conditions determined by the Plan Committee, except that (i) options may be granted only during the ten years following the effective date of the 1999

Plan; (ii) the option price cannot be less than 100 percent of the fair market value of Common Stock at the time the option is granted; (iii) no option may be exercised more than ten years after it is granted; and (iv) no option may be exercised more than five years after the grantee's termination of employment except in certain circumstances if the grantee dies after termination of employment. Unless otherwise provided in the award, outstanding options may be exercised three years after the grantee's death.

     Payment of the exercise price of a stock option will be made in cash, shares, and other consideration in accordance with the terms of the 1999 Plan and any applicable rules of the Plan Committee. Shares surrendered in payment of the exercise price shall be valued at fair market value on the date of surrender.

     An employee receiving a stock option will not realize any compensation income under the Internal Revenue Code upon the grant of the option. However, an employee will generally realize compensation income at the time of exercise (except for options which are ISOs) in the amount of the difference between the option price and the fair market value on the date of exercise. The Company is entitled to a corresponding deduction under the Internal Revenue Code, subject to Section 162(m) limitations on deductibility of executive compensation.

     In the case of ISOs, although no compensation income is realized upon exercise, the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. If stock acquired upon exercise of an ISO is sold within one year of the option exercise or two years of the option grant, then, in general, the optionee's gain on the sale will be ordinary income to the extent of the option spread on the exercise date and the balance of the gain, if any, will be capital gain. If the stock acquired is sold after the one-year/two-year holding period, then all of the gain on the sale will be capital gain. The Company will be entitled to a deduction on the amount, if any, of the gain which is treated as ordinary income to the optionee.

STOCK APPRECIATION RIGHTS (SARs)

     A SAR may be granted in tandem with a stock option or as a freestanding award. A SAR permits the holder to receive a number of shares having an aggregate value equal to any excess of the fair market value of the Company's shares subject to the SAR over the grant price of the SAR (which may not be less than 100 percent of fair market value of such shares at the time of grant). If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise and vice versa.

     In the case of SARs granted either freestanding or in tandem with an option, the employee will not realize any compensation income at the time of grant. However, the fair market value of stock or cash delivered pursuant to the exercise of such SARs will be treated as compensation income taxable to the employee at the time of exercise, and the Company will be entitled to a corresponding deduction, subject to Section 162(m) limitations on deductibility of executive compensation.

RESTRICTED STOCK

     An award of restricted stock may be granted under the 1999 Plan, either at no cost to the recipient, or for such cost as may be required by law or otherwise determined by the Plan Committee. Restricted stock may not be disposed of by the recipient until the restrictions specified in the award expire. These restrictions could be based solely on a specified period of continuous employment or could also be contingent on attaining specific business objectives or other quantitative or qualitative criteria. The participant will have, with respect to restricted stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends, unless otherwise specified in the award.

     In the case of restricted stock, the employee will realize compensation income in an amount equal to the fair market value of such stock less any amount paid for such stock at a time when the employee's rights with respect to such stock are no longer subject to a substantial risk of forfeiture unless the employee otherwise elects pursuant to a special election provided in the Internal Revenue Code. Dividends paid to the employee during a period of restriction will be taxable as compensation income unless the election referred to in the preceding sentence has been made. The Company will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee, subject to Section 162(m) limitations on deductibility of executive compensation.

PERFORMANCE AWARDS

     A performance award may be granted under the 1999 Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the Plan Committee. Performance awards may take the form of shares, restricted stock, incentive shares or such other form of award as the Plan Committee may determine. The terms and conditions of performance awards shall be established by the Plan Committee and specified by the grant; provided, however, that, in order to entitle the Company to deduct, for U.S. income tax purposes, the compensation resulting form such awards, such terms and conditions must, in each case, comply with the applicable requirements of Section 162(m).

     Performance awards shall require the attainment of objective, pre-established goals based on one or more of the following criteria: "business contribution," "earnings per share," "return on equity," or "revenues," as these criteria are defined in Article II of the Plan, a copy of which is attached as Exhibit A. The extent to which any such performance criteria have been achieved shall be conclusively determined by the Plan Committee in accordance with the requirements of Section 162(m). The maximum amount that may be payable to any individual in any year under performance awards that are not measured in shares is $500,000.

     Performance awards are subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates.

     In general, employees will realize taxable income upon receipt of cash or property in settlement of a performance award. The Company will be entitled to a corresponding deduction, subject to Section 162(m) limitations on deductibility of executive compensation.

INCENTIVE SHARES

     The 1999 Plan also allows grants of incentive shares as a form of bonus. Incentive shares may be granted under the 1999 Plan either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the Plan Committee. Each grant shall specify the time and method for delivery of the incentive shares, provided that the delivery of any incentive shares shall be completed no later than the tenth anniversary of the grantee's date of termination.

     Any undelivered incentive shares may be subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates.

     In the case of incentive shares, the employee will realize compensation income in an amount equal to the fair market value of such stock, less any amount paid for such stock, at the time when the shares are delivered to the employee. The Company will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee, subject to Section 162(m) limitations on deductibility of executive compensation.

OTHER AWARDS

     Other forms of awards (including, for example, DERs) based on, payable in, or otherwise related in whole or in part to Common Stock of the Company may be granted under the 1999 Plan if the Plan Committee determines that such awards are consistent with the purposes and restrictions of the 1999 Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the Plan Committee.

     In general, employees will realize taxable income upon receipt of cash or property in settlement of a performance award. The Company will be entitled to a corresponding deduction, subject to Section 162(m) limitations on deductibility of executive compensation.

ADJUSTMENTS

     In the event of any stock split, stock dividend, or other relevant change in capitalization that is determined to be dilutive to outstanding awards under the 1999 Plan, appropriate adjustment will be made in the number of shares and the purchase price per share, if any, under such awards, and in determining whether a particular award may thereafter be granted.

WITHHOLDING TAXES

     The 1999 Plan provides that any award thereunder may allow the grantee of such award to elect to pay withholding taxes due with respect to such award by delivering shares of Company Common Stock to the Company or authorizing the Company to withhold such shares otherwise due under such award. Such shares delivered or withheld will be valued at fair market value. All payments or distributions under the 1999 Plan will be subject to satisfaction of applicable withholding requirements.

     The Board of Directors has approved the adoption of the Plan, subject to shareholder approval. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to notice of and to vote at the 1999 Annual Meeting is required to approve the 1999 Plan. If the shareholders approve the 1999 Plan, then no additional grants will be made under the 1994 Plan.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL THEREOF.

                    (3) RATIFICATION OF SELECTION OF AUDITOR

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent certified public accountants, to audit the accounts of the Company for the year 1999, and it is proposed that the selection of such firm be ratified by the shareholders at the annual meeting.

     PricewaterhouseCoopers audited the accounts of the Company and certain employee benefit plans for the year 1998. In connection with its audit function, PricewaterhouseCoopers reviewed the Company's 1998 quarterly and annual reports to its shareholders and certain filings with the Securities and Exchange Commission. In addition, during 1998, PricewaterhouseCoopers provided other professional services to the Company.

     The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of PricewaterhouseCoopers, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval.

     Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS AS AUDITOR OF THE ACCOUNTS OF THE COMPANY FOR THE YEAR 1999.

                               (4) OTHER MATTERS

     The Board of Directors does not know of any matters which will be presented for action at the annual meeting other than those described above and matters incident to the conduct of the annual meeting. If, however, any other matters should come before the annual meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, by November 10, 1999.

     Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from December 17, 1999 through February 7, 2000, unless next year's annual meeting is called for a date prior to February 7, 2000, in which case notice must be received within fifteen days of when notice of the annual meeting is given.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K to the Securities and Exchange Commission for 1998 will be sent without charge after March 31, 1999 to any shareholder upon written request directed to:

                                          Dexter Corporation
                                          Attention: Secretary
                                          One Elm Street
                                          Windsor Locks, CT 06096-2334

                                          By order of the Board of Directors,

                                          Bruce H. Beatt,
                                          Secretary

                                                                       EXHIBIT A

                               DEXTER CORPORATION
                         1999 LONG TERM INCENTIVE PLAN

                               GENERAL PROVISIONS

I.  PURPOSE.

     The purpose of the 1999 Long Term Incentive Plan (the "Plan") is to enable Dexter Corporation (the "Company") to offer stock-based and other incentive compensation opportunities to designated key employees of the Company and of its affiliates in order to promote the Company's long-term financial success and enhance shareholder value.

II.  DEFINITIONS.

     As used in this Plan, except where the context otherwise indicates, the following definitions apply:

          (1) "affiliate" means any corporation, partnership, or entity in which the Company, directly or indirectly, owns a 50 percent or greater equity interest.

          (2) "award" means a stock option, stock appreciation right ("SAR"), restricted stock, performance award, incentive share, dividend equivalent right ("DER"), or other award under the Plan.

          (3) "Board" means the Board of Directors of the Company.

          (4) "Business Contribution" means, for any performance period, with respect to the Company or a designated business unit, net income for such period, before acquisition charges, interest expense, LIFO gain or loss, other non-operating charges, taxes on income and minority interest income, all as reflected in the financial statements of the Company or designated business unit, as applicable, prepared in accordance with generally accepted accounting practices, consistently applied, for such performance period.

          (5) "Code" means the Internal Revenue Code, as in effect from time to time.

          (6) "Committee" means the Company's Compensation & Organization Committee or another committee designated by the Board, which committee shall consist of two or more members of the Board, each of whom is an "outside director" as that term is defined in Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3.

          (7) "designated beneficiary" means the person designated by the grantee of an award hereunder to be entitled, on the death of the grantee, to any remaining rights arising out of such award. Such designation must be made in writing and in accordance with such regulations as the Committee may establish.

          (8) "detrimental activity" means activity that is determined in individual cases, by the Committee, to be detrimental to the interests of the Company or any affiliate.

          (9) "dividend equivalent right," herein sometimes called a "DER," means the right of the holder thereof to receive, pursuant to the terms of the DER, credits based on the cash dividends that would be paid on the shares specified in the DER if such shares were held by the grantee, as more particularly set forth in Section XII (1).

          (10) "Earnings Per Share" means, for any performance period, the consolidated net income of the Company for such period, before extraordinary and unusual items and the cumulative effect of any change in accounting principles, divided by the weighted average number of shares of the Company's outstanding common stock.

          (11) "effectively granted" means, for purposes of determining the number of shares subject to an outstanding award under the Plan, the number of shares subject to such award or the number of shares with respect to which the value of such award is measured, as applicable, determined in each case according to the standards of Rule 16b-3. An option that includes a SAR shall be considered a single award for this purpose.

          (12) "effectively issued" means the gross number of shares purchased, issued, delivered, or paid free of restrictions upon the exercise, settlement, or payment of an award, or lapse of restrictions thereon, as the case may be.

          (13) "eligible employee" means an employee who is a director or officer, or in a managerial, professional, or other key position as determined by the Committee.

          (14) "employee" means a regular employee of the Company or one of its affiliates.

          (15) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (16) "fair market value" in relation to a share as of any specific time shall mean such value as reported for stock exchange transactions determined in accordance with any applicable regulations of the Committee in effect at the relevant time.

          (17) "grantee" means a recipient of an award under the Plan.

          (18) "incentive shares" means an award of shares granted pursuant to
     Section XI.

          (19) "incentive stock option," herein sometimes called an "ISO," means a stock option meeting the requirements of Section 422 of the Code or any successor provision.

          (20) "performance award" means an award of shares, or of units or rights based on, payable in, or otherwise related to shares, granted pursuant to Section X.

          (21) "performance period" means any period specified by the grant of a performance award during which specified performance criteria are to be measured.

          (22) "reporting person" means a person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Company.

          (23) "restricted stock" means any share issued with the restriction that the holder may not sell, transfer, pledge, or assign such share and such other restrictions (which may include, but are not limited to, restrictions on the right to vote or receive dividends) which may expire separately or in combination, at one time or in installments, all as specified by the grant.

          (24) "Return on Equity" means, for any performance period, consolidated net income of the Company for such period, before extraordinary or unusual items and the cumulative effect of any change in accounting principles, divided by average shareholder equity (adjusted for any extraordinary or unusual items and the cumulative effect of any change in accounting principles), all as determined in accordance with generally accepted accounting principles, consistently applied.

          (25) "Revenues" means, for any performance period, (a) in respect of the Company, the consolidated net sales of the Company for such period, and
     (b) in respect of a business unit of the Company, the net sales of said business unit for such period.

          (26) "Rule 16b-3" means Rule 16b-3 (or any successor thereto) under the Exchange Act that exempts transactions under employee benefit plans, as in effect from time to time.

          (27) "Section 162(m)" means Section 162(m) of the Code and the regulations thereunder, as in effect from time to time.

          (28) "share" means a share of Common Stock of the Company issued and reacquired by the Company or previously authorized but unissued.

          (29) "stock appreciation right," herein sometimes called a "SAR," means the right of the holder thereon to receive, pursuant to the terms of the SAR, a number of shares or cash or a combination of shares and cash, based on the increase in the value of the number of shares specified in the SAR, as more particularly set forth in Section VIII.

          (30) "terminate" means cease to be an employee, except by death, but a change of employment from the Company or one affiliate to another affiliate or to the Company shall not be considered a termination.

          (31) "terminate normally" for an employee participating in the Plan means terminate

             (a) at normal retirement time for that employee, or

             (b) as a result of that employee's becoming incapacitated, or

             (c) with written approval of the Committee given in the context of recognition that all or a specified portion of the outstanding awards to that employee will not expire or be forfeited or annulled because of such termination and, in each such case, without being terminated by reason of detrimental activity.

          (32) "year" means calendar year.

III.  ADMINISTRATION.

          (1) The Plan shall be administered by the Committee, which shall have authority:

             (a) to determine the employees of the Company and its affiliates to whom, and the times at which, awards shall be granted, and the number of shares to be subject to each such award, taking into account the nature of services rendered by the particular employee, the employee's potential contribution to the long-term success of the Company and/or its affiliates and such other factors as the Committee in its discretion shall deem relevant;

             (b) to interpret the Plan and to establish rules and regulations relating to it;

             (c) to prescribe the terms and provisions of the awards; and

             (d) to make all other determinations necessary or advisable in order to administer the Plan.

          (2) The Committee may delegate to the Chief Executive Officer and/or to other senior officers of the Company its duties under the Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may make any awards or other discretionary determinations regarding grants to reporting persons.

          (3) All decisions of the Committee upon questions concerning the Plan, or any award, shall be binding and conclusive upon the individual employees involved and all persons claiming under them.

          (4) With respect to reporting persons, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by an authority under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3, provided that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the appropriate authority. Each award to a reporting person under the Plan shall be deemed issued subject to the foregoing qualification.

          (5) An award under the Plan is not transferable except, as provided in the award, by will or the laws of descent and distribution, and is not subject, in whole or in part, to attachment, execution, or levy of any kind. The designation by a grantee of a designated beneficiary shall not constitute a transfer.

          (6) Any rights with respect to an award granted under the Plan existing after the grantee dies are exercisable by the grantee's designated beneficiary or, if there is no designated beneficiary, by the grantee's personal representative.

          (7) Except as otherwise provided herein, a particular form of award may be granted to an eligible employee either alone or in addition to other awards hereunder. The provisions of particular forms of award need not be the same with respect to each recipient.

          (8) The Plan and all action taken under it shall be governed by the laws of the State of Connecticut.

IV.  TERM.

     The term of the Plan begins on the date shareholder approval of the Plan is obtained and ends on February 25, 2009.

V.  SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of Section VI, (a) the aggregate number of shares of the Common Stock of the Company that may be effectively issued under the Plan shall not exceed the sum of (i) 1,500,000 shares plus (ii) the number of shares available for new awards under the Company's 1994 Long Term Incentive Plan (the "1994 Plan"); and (b) the aggregate number of shares of the Common Stock of the Company that may be effectively granted under the Plan to any eligible employee in any given year shall not exceed 150,000. In the event that any award expires, lapses or terminates without issuance of unrestricted shares, the shares allocable to such award shall again be available for issuance under the Plan. The number of shares issued under the Plan will be determined net of any previously-owned shares tendered by the holder of a Plan award in payment of the exercise price or withholding taxes and net of any shares withheld for the payment of withholding taxes.

VI.  ADJUSTMENTS.

     Whenever a stock split, stock dividend, or other relevant change in capitalization which the Committee determines to be dilutive to outstanding awards occurs,

          (1) the number of shares that can thereafter be obtained under outstanding awards and the purchase price per share, if any, under such awards,

          (2) the number of shares that may be effectively granted to any employee in any year, and

          (3) every number of shares used in determining whether a particular award is grantable thereafter,

shall be adjusted as the Committee determines is appropriate.

VII.  STOCK OPTIONS.

     One or more stock options may be granted to any eligible employee. Each stock option so granted shall be subject to such terms and conditions as the Committee shall impose, which shall include the following:

          (1) The exercise price per share shall be specified by the grant, but shall in no instance be less than 100 percent of fair market value at the time of grant. Payment of the exercise price shall be made in cash, shares, or other consideration in accordance with the terms of the Plan and any applicable regulations of the Committee in effect at the time and valued at fair market value on the date of exercise of the stock option.

          (2) Unless the Committee determines otherwise, if the grantee has terminated before a stock option or portion thereof becomes exercisable, that stock option or portion thereof shall be forfeited and shall never become exercisable. Except as otherwise specified by the grant, a stock option shall become immediately exercisable in full upon the death of the grantee.

          (3) Any stock option or portion thereof that is exercisable is exercisable for the full amount or for any part thereof, except as otherwise provided by the grant.

          (4) Each stock option ceases to be exercisable, as to any share, when the stock option is exercised to purchase that share, or when a related SAR is exercised either by the holder or automatically in accordance with its terms, or when the stock option expires. To the extent a SAR included in a stock option is exercised, such stock option shall be deemed to have been exercised and shall not be deemed to have expired.

          (5) A stock option or portion thereof that is exercisable shall expire in the following situations:

             (a) if the grantee is then living, it shall expire at the earliest of:

                (i) ten years after it is granted,

                (ii) five years after the grantee terminates normally, or

                (iii) any earlier time specified by the grant;

             (b) if the grantee terminates, but does not terminate normally, it shall expire at the time of termination;

             (c) if the grantee is determined to have engaged in detrimental activity, it shall expire as of the date of such determination; or

             (d) if the grantee dies, it shall expire at the earlier of:

                (i) three years after the grantee's death, or

                (ii) any earlier time specified by the grant;

             but, in any case, no later than ten years after it is granted.

          (6) Except to the extent otherwise specified in this Section VII (6), stock options granted hereunder may be designated as ISOs. To the extent that the aggregate fair market value of shares with respect to which stock options designated as ISOs are exercisable for the first time by any grantee during any year (under all plans of the Company and any affiliate thereof) exceeds $100,000, such stock options shall be treated as not being ISOs. The foregoing shall be applied by taking stock options into account in the order in which they were granted. For the purposes of the foregoing, the fair market value of any share shall be determined as of the time the stock option with respect to such share is granted. In the event the foregoing results in a portion of a stock option designated as an ISO exceeding the above $100,000 limitation, only such excess shall be treated as not being an ISO.

VIII.  STOCK APPRECIATION RIGHTS.

     (1) A SAR may be granted to an eligible employee as a separate award or as a component of another award. Any such SAR shall be subject to such terms and conditions as the Committee shall impose, which shall include provisions that
(a) such SAR shall entitle the holder thereof, upon exercise thereof in accordance with such SAR and the regulations of the Committee, to receive from the Company that number of shares having an aggregate value equal to the excess of the fair market value, at the time of exercise of such SAR, of one share over the exercise price per share specified by the grant of such SAR (which shall in no instance be less than 100 percent of fair market value at the time of grant) times the number of shares specified in such SAR, or portion thereof, which is so exercised; and (b) such SAR shall be exercisable, or be forfeited or expire, upon the same conditions set forth for freestanding options in Section VII, paragraphs (2), (3), (4), and (5).

     (2) Any stock option granted under the Plan may include a SAR, either at the time of grant or by amendment. A SAR included in a stock option shall be subject to such terms and conditions as the Committee shall impose, which shall include provisions that (a) such SAR shall be exercisable to the extent, and only to the extent, the stock option is exercisable; and (b) such SAR shall entitle the optionee to surrender to the Company unexercised the stock option in which the SAR is included, or any portion thereof, and to receive from the Company in exchange therefor that number of shares having an aggregate value equal to the excess of the fair market value, at the time of exercise of such SAR, of one share over the exercise price specified in such stock option times the number of shares specified in such stock option, or portion thereof, which is so surrendered.

     (3) A SAR may provide that such SAR shall be deemed to have been exercised at the close of business on the business day preceding the expiration of such SAR or the related stock option, if any, if at such time such SAR has positive value and would have expired in accordance with the conditions set forth in
Section VII (5)(a).

IX.  RESTRICTED STOCK.

     (1) An award of restricted stock may be granted hereunder to an eligible employee, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of restricted stock shall be specified by the grant.

     (2) Any restricted stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of restricted stock awarded hereunder, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such award.

     (3) Except as otherwise specified by the grant, if a holder of record of restricted stock terminates, but does not terminate normally, all shares of restricted stock (whether or not stock certificates have been issued) then held by such holder and then subject to restriction shall be forfeited by such holder and reacquired by the Company. Except as otherwise specified by the grant, if a holder of record of restricted stock terminates normally or dies, any and all remaining restrictions with respect to such restricted stock shall expire. Notwithstanding the foregoing, if a holder of record of restricted stock is determined to have engaged in detrimental activity, all shares of restricted stock (whether or not stock certificates have been issued) then held by such holder and then subject to restriction shall be forfeited by such holder as of the date of such determination and shall be reacquired by the Company.

X.  PERFORMANCE AWARDS.

     (1) Performance awards may be granted hereunder to an eligible employee, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. Performance awards may be granted in the form of shares, restricted stock, incentive shares or in such other form of award as the Committee may determine. The terms and conditions of performance awards shall be established by the Committee and specified by the grant; provided, however, that, in order to entitle the Company to deduct, for U.S. income tax purposes, the compensation resulting from such awards, the Committee will grant such awards, if at all, at such times, in such manner and upon such terms and conditions as are necessary or appropriate in order, in each case, to comply with the applicable requirements of Section 162(m).

     (2) Performance awards shall require the attainment of objective, pre-established goals based on one or more of the following criteria: Business Contribution, Earnings Per Share, Return on Equity, or Revenues. The extent to which any such performance criteria have been achieved shall be conclusively determined by the Committee in accordance with the requirements of Section 162(m). The maximum amount that may be payable to any individual in any year under performance awards that are not measured in shares is $500,000.

     (3) Except as otherwise specified by the grant, if the grantee terminates, but does not terminate normally, any performance award or installment thereof not payable prior to the grantee's termination shall be annulled as of the date of termination. If the grantee is determined to have engaged in detrimental activity, any performance award or installment thereof not payable prior to the date of such determination shall be annulled as of such date.

XI.  INCENTIVE SHARES.

     (1) An incentive award may be granted hereunder in the form of shares. Incentive shares may be granted to an eligible employee for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of incentive shares shall be specified by the grant.

     (2) Incentive shares may be paid to the grantee in a single installment or in installments and may be paid at the time of the grant or deferred to a later date or dates. Each grant shall specify the time and method of payment as determined by the Committee, provided that no such determination shall authorize delivery of shares to be made later than the tenth anniversary of the grantee's date of termination.

     (3) If any incentive shares are payable after the grantee dies, such shares shall be payable

          (a) to the grantee's designated beneficiary or, if there is no designated beneficiary, to the grantee's personal representative, and

          (b) either in the form specified by the grant or otherwise, as may be determined in the individual case by the Committee under the Plan.

     (4) Any grant of incentive shares is provisional, as to any share, until delivery of the certificate representing such share. If, while the grant is provisional,

          (a) the grantee terminates, but does not terminate normally, or

          (b) the grantee is determined to have engaged in detrimental activity,

the grant shall be annulled as of the date of termination, or the date of such determination, as the case may be.

XII.  DIVIDEND EQUIVALENT RIGHTS; INTEREST EQUIVALENTS.

     (1) A DER may be granted hereunder to an eligible employee, as a component of another award or as a separate award. The terms and conditions of DERs shall be specified by the grant. Dividend equivalents credited to the holder of a DER may be paid currently or may be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents.) Any such reinvestment shall be at fair market value at the time thereof. DERs may be settled in cash or shares or a combination thereof, in a single installment or installments. A DER granted as a component of another award may provide that such DER shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such DER shall expire or be forfeited or annulled under the same conditions as such other award. A DER granted as a component of another award may also contain terms and conditions different from such other award.

     (2) Any award under the Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

XIII.  OTHER AWARDS.

     Other forms of award based on, payable in, or otherwise related in whole or in part to shares may be granted to an eligible employee under the Plan if the Committee determines that such awards are consistent with the purposes and restrictions of the Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

XIV.  AMENDMENTS TO THE PLAN.

     The Board can from time to time amend or terminate the Plan, or any provision thereof, except that approval of the shareholders of the Company shall be required for any amendment (1) to increase the maximum number of shares that may be effectively granted as awards hereunder; (2) to decrease the minimum exercise price per share of a stock option or SAR; or (3) for which such approval is otherwise necessary to comply with Rule 16b-3 or any other applicable law, regulation, or listing requirement, or to qualify for an exemption or characterization that is deemed desirable by the Board.

XV.  WITHHOLDING TAXES.

     The Company shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver shares or securities of the Company upon exercise of a stock option or SAR, upon settlement of a performance award or DER, upon delivery of restricted stock or incentive shares, or upon exercise, settlement, or payment of any other award under the Plan, that the grantee of such award pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any award under the Plan may provide by the grant that the grantee of such award may elect, in accordance with any applicable regulations of the Committee, to pay a portion or all of the amount of such minimum required or additional permitted withholding taxes in shares. The grantee shall authorize the Company to withhold, or shall agree to surrender back to the Company, on or about the date such withholding tax liability is determinable, shares previously owned by such grantee or a portion of the shares that were or otherwise would be distributed to such grantee pursuant to such award having a fair market value equal to the amount of such required or permitted withholding taxes to be paid in shares.

P R O X Y                                              P R O X Y

                               DEXTER CORPORATION

                       WINDSOR LOCKS, CONNECTICUT, U.S.A.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints K. Grahame Walker, Bernard M. Fox, and George
M. Whitesides, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the shareholders of Dexter Corporation (the "Company") to be held on April 22, 1999, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote: (a) FOR the election of all listed director nominees, (b) FOR approval of the 1999 Long Term Incentive Plan, (c) FOR the ratification of auditors and (d) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy, or attend the meeting, your shares cannot be voted.

                                      (Continued and to be signed on other side)


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
                                                       Please mark
                                                       your votes as
                                                       indicated in
                                                       the sample     /X/


The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

ITEM 1. ELECTION OF ALL DIRECTOR NOMINEES: Henrietta Holsman Fore, Bernard M. Fox, K. Grahame Walker and George M. Whitesides (Page 3-4)

FOR all nominees listed            WITHHOLD AUTHORITY
   above *(except as            to vote for all nominees
marked to the contrary).              listed above.

          /  /                            /  /

*EXCEPTIONS
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

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ITEM 2. ADOPTION OF 1999 LONG TERM           ITEM 3.  RATIFICATION OF AUDITORS
        INCENTIVE PLAN

FOR       AGAINST        ABSTAIN             FOR       AGAINST        ABSTAIN
/  /        /  /           /  /              /  /        /  /           /  /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING, YOUR SHARES CANNOT BE VOTED.








Signature                       Signature                     Date
         -----------------------         ---------------------    -----------

Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supercede this proxy.

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